Exhibit 99.1

APPGATE, A LEADING CYBERSECURITY COMPANY, TO MERGE WITH PUBLIC COMPANY NEWTOWN LANE MARKETING

•	Appgate is a proven, next-generation, scalable cybersecurity platform built on a Zero Trust foundation, designed specifically for today’s complex enterprise IT infrastructure, whether hybrid, cloud, or on-premises
•	Trusted by more than 650 global corporations and government entities, and projected to generate revenues of $40 million in FY 2021 and a 50% CAGR through FY 2025
•	Leading alternative investment manager with over $12.5 billion in assets under management has committed to invest up to $100 million in convertible notes, valuing Company at $1 billion, post-money
•	Existing Appgate shareholders, led by BC Partners, Medina Capital, and management, will retain 100% of their equity in the combined company
•	By merging with publicly traded shell company Newtown Lane Marketing, Appgate will have access to significant capital quickly to accelerate growth, scale, and go-to-market strategies
•	Combined company intends to up-list to Nasdaq or NYSE as soon as possible following consummation of the transaction and satisfaction of applicable listing requirements, expected in 2Q 2021

NEW YORK AND MIAMI—(February 9, 2021)—Newtown Lane Marketing, Incorporated (OTC BB: NTWN) (“Newtown”) and Appgate (the “Company”), an industry leading secure access company, today announced that they have entered into a definitive merger agreement. Upon consummation of the transaction, Appgate will become a public company with significant financial resources to accelerate growth, scale, and go-to-market strategies. Appgate also announced that a leading alternative investment manager with over $12.5 billion in assets under management is investing up to $100 million in convertible notes at a $1 billion post-money valuation.

Headquartered in Miami with more than 360 employees, Appgate enables rapid, effective, and scalable Zero Trust cybersecurity for private enterprises and government entities. Its secure access solutions include software defined perimeter (SDP), risk-based authentication, and digital threat protection, as well as offense-oriented professional services. Appgate’s flagship software solution, Appgate SDP, has achieved 125% net dollar retention among its users and is recognized as an industry top performer, receiving 4.8 out of 5 stars from customer reviews on Gartner Peer Insights and named as one of the select “leaders” in the Forrester Wave™ Zero Trust eXtended Ecosystem (Q3 2020). Appgate serves over 650 customers, including Fifth Third Bank, Norwegian Cruise Lines, and Secureworks. In addition, government entities in the U.S. Departments of Defense and Homeland Security rely on Appgate SDP to protect high value assets and processes.

Appgate was spun out of Cyxtera Technologies as a standalone company in January 2020 to accelerate its efforts in the rapidly changing cybersecurity industry. Today, Appgate is well positioned to capture long-term growth in the Zero Trust cybersecurity market that is expected to reach $38 billion by 2025. Cybersecurity has never been more important or more in focus, and Appgate’s Zero Trust solutions ensure that network access is based on least-privileged access and movement within is eliminated, reducing the risk of attack even with greater numbers of remote workers and broader cloud adoption.

“This is a tremendous time of growth in our industry,” said Barry Field, Appgate’s Chief Executive Officer. “Appgate is displacing outdated, easily compromised, traditional network security, such as VPNs and firewalls, by using cutting-edge software designed around the principles of Zero Trust. Appgate is the partner of choice for forward thinking enterprises and federal customers who recognize the importance of adopting a Zero Trust strategy and preventing damaging attacks like ransomware.”

Transaction Structure, $100 Million Investment, and Up-Listing

Under terms of the agreement, BC Partners and Medina Capital will remain Appgate’s majority shareholders and control approximately 74.4% of Newtown’s common stock, on a fully diluted basis, which will total approximately 157.5 million shares post-closing assuming Appgate’s receipt of the full $100 million convertible note investment. Under the terms of the investment, Appgate received $50 million at the signing of the merger agreement to immediately further fuel growth, will receive $25 million at closing, and will receive up to an additional $25 million post-closing. BC Partners and Medina Capital will retain 100% of their existing equity in the combined company for at least 12 months post-closing.

The combined company will seek to list its shares on the Nasdaq Stock Market or the New York Stock Exchange as soon as possible following consummation of the transaction and satisfaction of applicable listing requirements.

“The adoption of Zero Trust principles has never been more necessary, and we are proud to be a leader in this emerging and rapidly evolving sector,” said Manny Medina, Appgate’s Executive Chairman and Founder of Medina Capital. “Today’s announcement is the natural next step in Appgate’s evolution. As a public company, we will be able to continue to innovate, stay ahead of emerging security threats, and accelerate our revenue growth. All of that enables our customers, both private and public, to operate securely and with peace of mind.”

“We have been longtime supporters of Appgate, which is poised to be the winner in the emerging Zero Trust cybersecurity landscape,” said Fahim Ahmed, a Partner at BC Partners. “Today, Appgate is the only pure-play Zero Trust cybersecurity company that can implement effective enterprise-wide security for hybrid, cloud, and on-premises environments. As a result of this transaction, Appgate will intensify its efforts in this arena, bring an enhanced focus to helping protect enterprise and government information systems from today’s emerging threats, and act with precision and agility in a rapidly changing market.”

“Appgate is at the forefront of the cybersecurity industry, and we are delighted it has decided to merge with Newtown,” said Jon Ledecky, President and controlling shareholder of Newtown. “We have spent the past several years searching for an outstanding merger candidate for Newtown. In Appgate, we have found an exceptional company led by a proven, world-class management team backed by premier private equity firm, BC Partners, and a highly successful and innovative technology entrepreneur in Manny Medina.”

Industry Leading Board and Management Expected Post-Closing

Appgate’s seasoned management team will continue to lead the business following consummation of the transaction. Appgate’s management and Board of Directors post-closing are expected to include:

•	Manny Medina, Executive Chairman: Mr. Medina is the Founder of Medina Capital, a private equity firm investing growth capital in innovative companies in the cybersecurity, data analytics, cloud infrastructure, and software-as-a-service markets. He brings 30 years of experience as a highly successful entrepreneur with expertise in areas including technology, finance, international business, and government contracting.
•	Barry Field, Chief Executive Officer and Director: Mr. Field brings extensive experience as a sales executive leading successful IT infrastructure and software-enabled technology sales organizations. He previously served as CEO of Cryptzone, where he led the strategic vision, product development, international growth and expansion into new markets.
•	Alberto Arango, Chief Revenue Officer: Mr. Arango is an accomplished cybersecurity sales executive with a strong history of building world-class teams for industry-leading companies that deliver record revenue growth for enterprise customers across markets. He previously served as SVP of Cybersecurity and Anti-Fraud solutions at Appgate, where he led the company to its highest performing period of revenue growth.
•	Rene Rodriguez, Chief Financial Officer: Mr. Rodriguez has more than 15 years of experience as a finance executive with expertise in managing financial operations, capital markets, investor relations, financial analysis, and mergers and acquisitions. Previously, he was the CFO of Cyxtera.
•	Raymond Svider, Director: Mr. Svider is Partner, Chairman, and Chairman of the Executive Committee at BC Partners, a leading global investment firm with over $40 billion in assets under management. His current directorships include Chewy (NYSE: CHWY) (Chairman), GFL Environmental (NYSE: GFL), Altice USA (NYSE: ATUS), and Navex Global.
•	Fahim Ahmed, Director: Mr. Ahmed is a Partner at BC Partners where he focuses on North American TMT and consumer & retail sectors. His current directorships include Chewy (NYSE: CHWY), Cyxtera, and Presidio.
•	Jon Ledecky, Director: Mr. Ledecky is expected to join Appgate’s Board post-close. He is a seasoned businessman with over 35 years of investment and operational experience. He has executed hundreds of acquisitions across multiple industries and raised over $20 billion in debt and equity. He is also co-owner of the National Hockey League’s New York Islanders franchise.

The merger is subject to customary closing conditions and is expected to close in the second quarter of 2021. Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be available in a Current Report on Form 8-K to be filed by Newtown with the Securities and Exchange Commission and at www.sec.gov. The investor presentation can also be found on Appgate’s investor website at https://www.appgate.com/investor-relations.

Investor Conference Call Information

Appgate and Newtown will host a joint investor conference call and webcast to discuss the proposed transaction today, February 9, 2021 at 8:30 a.m. Eastern Time.

To listen to the prepared remarks via telephone dial (833) 979-2851 (U.S.) or (236) 714-2877 (International) with conference ID 9135729 and an operator will assist you. A telephone replay will be available at (800) 585-8367 (U.S.) or (416) 621-4642 (International) with conference ID 9135729. The telephone replay will be available through Tuesday, February 16, 2021 at 11:59 p.m. Eastern Time.

The live webcast and replay can be accessed on the Newtown website at www.newtownlanemktg.com and on the investor relations page of the Appgate website at www.appgate.com. An accompanying slide presentation can also be found at the same locations.

Webcast link: https://event.on24.com/wcc/r/3010527/65D3AA1262E802A47B77C841235D5E4F

Advisors

DBO Partners LLC is acting as financial advisor to Appgate and Canaccord Genuity is acting as financial advisor to Newtown.

Greenberg Traurig, LLP is acting as legal counsel to Appgate and Graubard Miller is acting as legal counsel to Newtown.

About Appgate

Appgate is the secure access company that provides cybersecurity solutions for people, devices, and systems based on the principles of Zero Trust cybersecurity. Appgate updates IT systems to combat the cyber threats of today and tomorrow. Through a set of differentiated cloud and hybrid security products, Appgate enables enterprises to easily and effectively shield against cyber threats. Appgate protects more than 650 organizations across government and business. Learn more at www.appgate.com.

About Newtown Lane Marketing, Incorporated

Newtown Lane Marketing is a shell company that has been searching for merger partner candidates with which to merge. Newtown Lane Marketing is led by President Jonathan Ledecky, a seasoned businessman with over 35 years of investment and operational experience. He has executed hundreds of acquisitions across multiple industries and raised over $20 billion in debt and equity. He is also co-owner of the National Hockey League’s New York Islanders franchise since 2014 and a prior owner of the Washington Wizards and the Washington Capitals. For more information, please visit http://www.newtownlanemktg.com.

About BC Partners

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit, and real estate. Established in 1986, BC Partners has played an active role in developing the European buy-out market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in Europe and North America.

Since inception, BC Partners Private Equity has completed 119 private equity investments in companies with a total enterprise value of over $180 billion and is currently investing its 11th private equity fund. For more information, please visit www.bcpartners.com.

About Medina Capital

Medina Capital is a private equity firm investing growth capital in innovative companies in the cybersecurity, data analytics, cloud infrastructure and software-as-a-service markets. Medina Capital’s philosophy emphasizes finding high-growth companies with established products that will benefit from the strategic guidance of the firm’s experience and expertise in the technology sector. For more information, please visit www.medinacapital.com.

Important Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Newtown and Appgate. Newtown intends to file an information statement with the Securities and Exchange Commission (the “SEC”), which will include important information about the proposed transaction. Investors and security holders of Newtown are urged to read the information statement, and any amendments thereto and other relevant documents that will be filed with the SEC, carefully and in their entirety when they become available because they will contain important information about Appgate, Newtown and the proposed transaction.  Investors and security holders will be able to obtain copies of the information statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC’s web site at www.sec.gov.

Interests of Participants

Newtown, Appgate and certain of their respective directors and executive officers have interests in the transaction that may be different than holders of Newtown securities. Securityholders may obtain more detailed information regarding the names, affiliations and interests of Newtown’s executive officers and directors in the last 10-K filed by Newtown with the SEC. Additional information will also be included in the information statement relating to the proposed transaction.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity.

These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Newtown’s and Appgate’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Newtown and Appgate. Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to: the impact of the ongoing COVID-19 pandemic, the impact of catastrophic natural disasters and events, and man-made problems such as power disruptions, computer viruses, data breaches, and terrorism, Appgate’s history of losses and its relatively limited operating history, Appgate’s current or future amount of indebtedness and the associated restrictive covenants, the failure of more organizations to implement our technology platform(s), Appgate’s inability to attract new customers, Appgate’s inability to retain and renew customers, the impact of Appgate’s highly competitive industry and the associated possibility of loss of market share to competitors, the inability of historic revenues to be indicative of future performance, the inability of Appgate to effectively manage growth, the interruption or delay of delivery of our services to customers, the actual or perceived failures of Appgate’s solutions to address their targeted security threats or prevent security breaches and the impact on Appgate’s reputation, the deterioration in Appgate’s relationships with its channel partners, Appgate’s reliance on a successful relationship with its channel partners and third parties to contribute to its business growth, the inability to maintain and enhance the Appgate brand, the inability to effectively develop, train, and expand Appgate’s sales and marketing capabilities, the length and unpredictable nature of Appgate’s sales cycles, Appgate’s failure to continuously develop or introduce new enhancements to its product offerings and resultant inability to remain competitive, Appgate’s failure to adequately fund research and development efforts or complete successful acquisitions in order to remain competitive, any potential breaches of Appgate’s internal networks, the lack of interoperability between Appgate’s solutions and the network and security infrastructure of Appgate’s customers, Appgate’s failure to sufficiently invest in IT security may adversely impact the revenue and profitability, the failure to meet customer satisfaction expectations, the inability to comply with service level commitments under customer contracts, Appgate’s reliance on key technical, sales and management personnel, the inability to maintain rights to the incorporation of third party technology into offerings, Appgate’s reliance on the incorporation of open source and licensed software into its product offerings, costly legal actions, the potential claims of intellectual property infringement against Appgate, Appgate’s potential involvement with other litigation that may adversely affect Appgate, the inability to protect Appgate’s intellectual property rights, the inability to continue sales to governmental organizations due to changes in contracting or fiscal policies of such governmental organizations, the inherent risks related to highly regulated and rapidly changing government regulation and Appgate’s compliance with governmental import and export controls, which could limit Appgate’s global expansion, the inability to satisfy data protection, security, privacy or other government and industry-specific requirements or regulations, the inability to maintain compliance with anti-corruption, anti-bribery and similar laws, the risks inherent in Appgate’s international operations including currency exchange rate fluctuations, the inability to service outstanding debt due to insufficient cash flows from business, the failure to raise additional capital necessary to expand operations, the inability to maintain an effective system of internal controls, the potential exposure to tax laws of the various jurisdictions in which Appgate operates, the limited use of net operating loss carryforwards and certain other tax attributes, Appgate’s failure to meet certain closing conditions to consummate the merger, Appgate’s failure to realize synergies with Newtown in the merger, and Appgate’s failure to successfully list on a major public exchange after the consummation of the merger. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Newtown or Appgate presently know or that Newtown or Appgate currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect Newtown’s and Appgate’s expectations, plans or forecasts of future events and views as of the date of this press release. Newtown and Appgate anticipate that subsequent events and developments will cause Newtown’s and Appgate’s assessments to change. However, while Newtown and Appgate may elect to update these forward-looking statements at some point in the future, Newtown and Appgate specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Newtown’s and Appgate’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Newtown’s and Appgate’s control. While all projections are necessarily speculative, Newtown and Appgate believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Newtown and Appgate, or their respective representatives and advisors, considered or consider the projections to be a reliable prediction of future events.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering in an investment in Appgate and is not intended to form the basis of an investment decision in Appgate. All subsequent written and oral forward-looking statements concerning Newtown and Appgate, the proposed transactions or other matters and attributable to Newtown and Appgate or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts:

For Media:

Jonathan Gasthalter/Nathaniel Garnick/Alex Jeffrey

Gasthalter & Co.

(212) 257-4170

appgate@gasthalter.com

For Investors:

ICR, Inc.

AppgateIR@icrinc.com

For BC Partners

Andrew Merrill / Katherine Segura

Prosek Partners

Pro-bcpartners@prosek.com